Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS SECOND QUARTER FINANCIAL RESULTS

Q2 Revenue of $38.3 Million Exceeds Prior Forecasts; Diluted EPS at $0.23

BOULDER, Colo. — July 29, 2010 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates, today reported financial results for its second quarter and six-month period ended June 30, 2010.

Sales for the quarter were $38.3 million, up slightly from $37.8 million reported in last year’s second quarter, and a 26% increase when compared with sales of $30.4 million in the 2010 first quarter.  Management, which had previously forecast a top-line increase of 10% to 15% versus the first quarter, said sales results across all segments were better than expected.  Second quarter gross margin was 24% versus 24% in the comparable quarter a year ago and 23% in this year’s first quarter.

Second quarter income from operations was $2.1 million versus $3.0 million in last year’s second quarter and $245,000 in the 2010 first quarter.  Net income was $3.0 million, or $0.23 per diluted share, compared with net income of $1.5 million, or $0.12 per diluted share, in the year-ago second quarter and a net loss of $411,000, or $0.03 per diluted share, in the first quarter.  In addition to stronger-than-anticipated sales, net income benefited from a $2.1 million, one-time gain associated with the previously announced acquisition of the remaining interest in two Russian joint ventures.  Net income also benefited from the tax treatment of the gain, which reduced DMC’s effective tax rate for the first half of fiscal 2010 to 11.8%.

Adjusted EBITDA was $5.5 million versus $6.4 million in the second quarter a year ago and $3.5 million in this year’s first quarter.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principle) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release.

Explosive Metalworking

Second quarter sales at DMC’s Explosive Metalworking segment were $26.7 million compared with $31.6 million in the same quarter a year ago.  Operating income was $2.0 million versus $4.6 million in the comparable year-ago quarter.  Adjusted EBITDA was $3.3 million versus $6.0 million in the second quarter of 2009. Order backlog at the Explosive Metalworking segment was $39.9 million versus $51.4 million at the end of this year’s first quarter.

Oilfield Products

Second quarter sales at DMC’s Oilfield Products segment were $8.7 million compared with $4.0 million in the second quarter last year. The segment reported operating income of $203,000 versus an operating loss of $906,000 in the second quarter a year ago.  Second quarter adjusted EBITDA was $1.2 million compared with a negative $49,000 in the comparable prior-year quarter.

AMK Welding

DMC’s AMK Welding segment reported second quarter sales of $2.9 million, which equaled an all-time quarterly high and represented a 32% increase versus sales of $2.2 million in the same quarter last year.  Operating income increased 170% to $826,000 from $306,000 in the comparable quarter last year.  The segment recorded adjusted EBITDA of $941,000, up 124% from $421,000 in the comparable year-ago quarter.

Management Commentary

“Each of our business segments exceeded our second quarter sales expectations,” said Yvon Cariou, president and CEO.  “We are particularly pleased with the activity at our Oilfield Products and AMK Welding segments, which are benefiting from a rebound in customer spending and an improvement in the broader economy.  While our explosion welding business tends to react to economic trends later in the cycle, the segment is experiencing a marked increase in quoting activity.  In fact our U.S. sales office reported that quoting volume during June reached a four-year high.”

Cariou said the conversion of quotes to bookings remains challenging within the explosion welding business, and this is reflected in the reduction of the segment’s order backlog.  “Despite this dip in booked business, we remain confident that it is a matter of time before order volume improves. The long-term uncertainty about the direction of the economy has resulted in very low levels of both new investments and basic maintenance spending within our end markets, and we believe this is likely resulting in a significant build up of unaddressed demand.”

Cariou said management is particularly encouraged by the progress within DMC’s Oilfield Products business.  “Even after excluding the impact of several recent strategic acquisitions, Oilfield Product sales increased 13% versus the second quarter last year,” he said.  “We are optimistic this growth will continue for the foreseeable future, as we are effectively capturing new market share and expect to receive some sizeable orders that would likely extend into 2011.”

Rick Santa, senior vice president and chief financial officer, said that in light of the current explosion welding backlog and uncertainty about order timing, full-year 2010 sales are now expected to be down approximately 5% from fiscal 2009 sales results, which compares to a prior sales forecast of flat to down 5% versus last year. However, the Company’s has maintained its prior full-year gross margin forecast of between 22% and 24%.  Sales in the third quarter are expected to be 5% to 10% greater than sales reported in the second quarter.

Santa said that if the gain on the Russian joint venture acquisitions were excluded, DMC’s effective tax rate on the remaining ordinary pretax income for the first six months of 2010 was 34%.  “We expect to return to a normalized effective tax rate of 33% to 35% beginning the third quarter, and anticipate a blended effective tax rate for 2010 in a range of 25% to 28%.”

Six-month Results

Sales for the six-month period were $68.6 million versus $87.6 million in the comparable period of 2009. Gross margin was 24% versus 28% in the same period a year ago. Operating income was $2.3 million versus $11.3 million in the prior year’s six-month period. Net income was $2.6 million, or $0.20 per diluted share, compared with net income of $6.4 million, or $0.50 per diluted share, at the six-month mark last year.  Adjusted EBITDA was $9.0 million compared with $18.0 million in the same period a year ago.

The Explosive Metalworking segment reported six-month sales of $48.0 million versus $75.1 million in the first half of 2009.  The segment reported operating income of $3.2 million compared with $14.0 million in the same period a year ago.  Adjusted EBITDA was $5.9 million versus $16.9 million in the comparable year-ago period.

Six-month sales at DMC’s Oilfield Products segment were $15.7 million versus $8.0 million in last year’s six-month period.  The segment reduced its operating loss to $201,000 from an operating loss of $1.6 million in the same period a year ago.  Six-month adjusted EBITDA was $1.8 million versus $104,000 in the prior-year’s six-month period.

AMK Welding recorded six-month sales of $5.0 million compared with $4.5 million in the comparable year-ago period. Operating income was $1.1 million versus $681,000 in the prior-year period.  Adjusted EBITDA at the six-month mark was $1.3 million compared with $909,000 in the same period a year ago.

Conference call information

Management will hold a conference call to discuss these results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 866-394-8610 (706-758-0876 for international callers) and entering the passcode 88274852.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through August 2, 2010, by calling 800-642-1687 (706-645-9291 for international callers) and entering the passcode 88274852.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, gain on step acquisitions and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including oil and gas, petrochemicals, alternative energy, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates three business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys; Oilfield Products, which manufactures, markets and sells specialized explosive components and systems used to perforate oil and gas wells; and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for second quarter and full-year 2010 sales, margins and tax rates, quoting and booking expectations, our anticipation of future customer demand, our long-range strategy of growing market share, and improving investment activity within certain industrial processing sectors, all of which involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; our ability to realize sales from our backlog; fluctuations in customer demand; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures, the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2009.

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DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(Dollars in Thousands, Except Share Data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
NET SALES	$38,258	$37,819	$68,615	$87,578

COST OF PRODUCTS SOLD	29,000	28,665	52,373	63,096
Gross profit	9,258	9,154	16,242	24,482
COSTS AND EXPENSES:
General and administrative expenses	3,358	3,043	6,503	6,569
Selling expenses	2,550	1,840	4,871	4,164
Amortization of purchased intangible assets	1,264	1,232	2,537	2,416
Total costs and expenses	7,172	6,115	13,911	13,149
INCOME FROM OPERATIONS	2,086	3,039	2,331	11,333
OTHER INCOME (EXPENSE):
Gain on step acquisition of joint ventures	2,117	—	2,117	—
Other income (expense), net	(115)	191	14	74
Interest expense	(662)	(867)	(1,806)	(1,769)
Interest income	29	38	65	104
Equity in earnings of joint ventures	86	127	255	79
INCOME BEFORE INCOME TAXES	3,541	2,528	2,976	9,821
INCOME TAX PROVISION	505	1,013	351	3,389
NET INCOME	$3,036	$1,515	$2,625	$6,432
INCOME PER SHARE:
Basic	$0.23	$0.12	$0.20	$0.50
Diluted	$0.23	$0.12	$0.20	$0.50

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	12,774,316	12,595,551	12,742,589	12,570,640
Diluted	12,786,976	12,611,430	12,755,565	12,601,160

DIVIDENDS DECLARED PER COMMON SHARE	$0.04	$0.04	$0.08	$0.04

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS

Cash and cash equivalents	$9,794	$22,411
Accounts receivable, net	23,108	25,807
Inventories	37,850	32,501
Other current assets	4,694	7,255

Total current assets	75,446	87,974

Property, plant and equipment, net	39,266	42,052
Goodwill, net	36,517	43,164
Purchased intangible assets, net	47,768	49,079
Other long-term assets	7,134	2,907

Total assets	$206,131	$225,176

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$13,281	$9,183
Customer advances	7,817	6,528
Dividend payable	528	515
Accrued income taxes	211	1,485
Other current liabilities	7,096	9,162
Lines of credit	3,560	1,777
Current portion of long-term debt	7,483	13,485

Total current liabilities	39,976	42,135

Long-term debt	23,701	34,120
Deferred tax liabilities	17,700	15,217
Other long-term liabilities	1,320	1,593
Stockholders’ equity	123,434	132,111

Total liabilities and stockholders’ equity	$206,131	$225,176

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(Dollars in Thousands)

(unaudited)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,625	$6,432
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	2,404	2,441
Amortization of purchased intangible assets	2,537	2,416
Amortization of capitalized debt issuance costs	383	141
Stock-based compensation	1,702	1,760
Deferred income tax benefit	(961)	(954)
Equity in earnings of joint ventures	(255)	(79)
Gain on step acquisition of joint ventures	(2,117)	—
Change in working capital, net	3,377	214

Net cash provided by operating activities	9,695	12,371

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Austin Explosives	(3,544)	—
Step acquisition of joint ventures, net of cash acquired	(2,065)	—
Acquisition of property, plant and equipment	(1,445)	(2,231)
Change in other non-current assets	(125)	23

Net cash used in investing activities	(7,179)	(2,208)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on syndicated credit agreement	(15,374)	(3,885)
Borrowings on lines of credit, net	1,998	143
Payments on long-term debt	(399)	(438)
Payments on capital lease obligations	(146)	(102)
Payment of dividends	(1,033)	—
Payment of deferred debt issuance costs	—	(19)
Net proceeds from issuance of common stock	70	373
Excess tax benefit related to stock options	2	93

Net cash used in financing activities	(14,882)	(3,835)

EFFECTS OF EXCHANGE RATES ON CASH	(251)	106

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(12,617)	6,434

CASH AND CASH EQUIVALENTS, beginning of the period	22,411	14,360

CASH AND CASH EQUIVALENTS, end of the period	$9,794	$20,794

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Explosive Metalworking Group	$26,690	$31,604	$47,996	$75,076
Oilfield Products	8,654	4,014	15,660	8,048
AMK Welding	2,914	2,201	4,959	4,454

Net sales	$38,258	$37,819	$68,615	$87,578

Explosive Metalworking Group	$1,967	$4,601	$3,184	$14,012
Oilfield Products	203	(906)	(201)	(1,600)
AMK Welding	826	306	1,050	681
Unallocated expenses	(910)	(962)	(1,702)	(1,760)

Income from operations	$2,086	$3,039	$2,331	$11,333

	For the three months ended June 30,, 2010
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$1,967	$203	$826	$(910)	$2,086
Adjustments:
Stock-based compensation	—	—	—	910	910
Depreciation	814	321	115		1,250
Amortization of purchased intangibles	551	713	—	—	1,264

Adjusted EBITDA	$3,332	$1,237	$941	$—	$5,510

	For the three months ended June 30, 2009
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income (loss) from operations	$4,601	$(906)	$306	$(962)	$3,039
Adjustments:
Stock-based compensation	—	—	—	962	962
Depreciation	847	212	115	—	1,174
Amortization of purchased intangibles	588	645	—	—	1,233

Adjusted EBITDA	$6,036	$(49)	$421	$—	$6,408

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	For the six months ended June 30, 2010
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income (loss) from operations	$3,184	$(201)	$1,050	$(1,702)	$2,331
Adjustments:
Stock-based compensation	—	—	—	1,702	1,702
Depreciation	1,583	591	230	—	2,404
Amortization of purchased intangibles	1,149	1,388	—	—	2,537

Adjusted EBITDA	$5,916	$1,778	$1,280	$—	$8,974

	For the six months ended June 30, 2009
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income (loss) from operations	$14,012	$(1,600)	$681	$(1,760)	$11,333
Adjustments:
Stock-based compensation	—	—	—	1,760	1,760
Depreciation	1,773	440	228	—	2,441
Amortization of purchased intangibles	1,152	1,264	—	—	2,416

Adjusted EBITDA	$16,937	$104	$909	$—	$17,950

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net income	$3,036	$1,515	$2,625	$6,432
Interest expense	662	867	1,806	1,769
Interest income	(29)	(38)	(65)	(104)
Provision for income taxes	505	1,013	351	3,389
Depreciation	1,250	1,174	2,404	2,441
Amortization of purchased intangible assets	1,264	1,233	2,537	2,416

EBITDA	6,688	5,764	9,658	16,343
Stock-based compensation	910	962	1,702	1,760
Other income	(2,002)	(191)	(2,131)	(74)
Equity in earnings of joint ventures	(86)	(127)	(255)	(79)

Adjusted EBITDA	$5,510	$6,408	$8,974	$17,950